Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2013 Third Quarter Financial Results

  Announces Effective Completion of Current $100 Million Share Repurchase Program
  Authorizes New $100 Million Share Repurchase Program
  Increases Quarterly Cash Dividend 25% to $0.05 Per Share

FORT WORTH, Texas--(BUSINESS WIRE)--December 13, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the third quarter ended November 24, 2012.

Third Quarter Financial Highlights

  Comparable store sales increased 7.9% versus last year’s increase of 7.0%; three-year cumulative comparable store sales increase of 25.1%
  Gross profit as a percentage of sales up 70 basis points to 43.9%
  Operating income increased 18%; operating margin expanded to 9.1%
  Earnings per share of $0.22 (GAAP) and $0.25 (non-GAAP) versus $0.21 last year (see reconciliation below of earnings per share to adjusted non-GAAP earnings per share)

“Our third quarter results represent the 13th consecutive period of growth in comp store sales and earnings per share,” stated Alex W. Smith, President and Chief Executive Officer. “Our team continues to execute well, bringing the Pier 1 Imports customer a highly differentiated assortment of merchandise that keeps her coming back to both our stores and website. This marks the Company’s first full quarter of e-Commerce sales and we’re pleased with the initial results, as the level of both new and existing customer visits indicates the long-term opportunity is significant. Indeed, we saw very strong traffic at both our stores and Pier1.com during the period, and trends have remained robust thus far in the holiday selling season.”

Smith continued, “The combination of our sizeable store base and e-Commerce capabilities provides us with a powerful platform for growth. We are continuing to build out our multi-channel functionality and believe the business is ideally positioned to achieve the goals laid out in our Three-Year Growth Plan. Our Board of Directors and management greatly appreciate the support of Pier 1 Imports’ shareholders and remain committed to returning value to them. Today, we are announcing our third $100 million share repurchase program, reflecting our confidence in the underlying strength of the business and the significant potential ahead of us. Additionally, we have increased our quarterly cash dividend by 25% to $0.05 per share.”

Third Quarter Results

For the third quarter ended November 24, 2012, the Company reported net income of $23.7 million, or $0.22 per share. Third quarter adjusted net income on a non-GAAP basis, which excludes the estimated impact of Hurricane Sandy and utilizes an estimated 35.6% annual effective tax rate for fiscal 2013 (as described below under Financial Disclosure Advisory), was $27.1 million, or $0.25 per share. For the third quarter ended November 26, 2011, the Company reported net income of $23.0 million, or $0.21 per share. Total sales for the third quarter of fiscal 2013 were $424.5 million, an increase of 10.9% versus $382.7 million in the year-ago quarter. Comparable store sales increased 7.9% during the third quarter on top of last year’s 7.0% gain. Strong comparable store sales results for the period were primarily attributable to increases in store traffic and higher average ticket.

Merchandise margins at the store level for the third quarter were essentially flat compared to the same period last year. Merchandise margins, including the direct-to-consumer business (“Pier 1 To-You”), were 60.2% for the third quarter of this year. Store occupancy costs were $69.4 million, or 16.3% of sales, compared to $66.2 million, or 17.3% of sales, last year. Gross profit for the quarter was $186.3 million, or 43.9% of sales, a 70 basis point improvement from $165.5 million, or 43.2% of sales in the third quarter of last year.

Third quarter selling, general and administrative expenses were $139.2 million, or 32.8% of sales, compared to $127.5 million, or 33.3% of sales, in the same period of fiscal 2012. The 50 basis point improvement was primarily due to the leveraging of store salaries and fixed expenses, and was slightly offset by increases in marketing expense.

Operating income for the third quarter increased 18% to $38.8 million, or 9.1% of sales, compared to last year’s third quarter operating income of $32.9 million, or 8.6% of sales.

Year-to-Date Results

For the year-to-date period ended November 24, 2012, the Company reported net income of $67.7 million, or $0.62 per share, which included the tax benefit and reduced accrued interest resulting from the reversal of a portion of the Company’s reserve for uncertain income tax positions in the second quarter of fiscal 2013. For the first nine months of fiscal 2013, adjusted net income on a non-GAAP basis was $65.7 million, or $0.60 per share, and excludes the estimated impact of Hurricane Sandy, utilizes an estimated annual effective tax rate of 35.6%, and excludes the reversal of accrued interest referenced above (as described below under Financial Disclosure Advisory). The Company reported net income of $53.7 million, or $0.47 per share, for the same period last year. Total sales for the first nine months increased 9.1% to $1.153 billion from $1.057 billion in the year-ago period. Comparable store sales for the first nine months increased 7.3% versus a comparable store sales increase of 9.2% in the year-ago period.

Merchandise margins at the store level for the first nine months of fiscal 2013 were 60.3% compared to 59.9% in the same period last year. Merchandise margins, including the direct-to-consumer business (“Pier 1 To-You”), were 60.2% for the first nine months of this year. Store occupancy costs were $206.0 million, or 17.9% of sales, compared to $199.3 million, or 18.9% of sales, last year. Gross profit for the first nine months of fiscal 2013 was $488.1 million compared to $434.1 million in the prior period, while gross margin was 42.3% compared to 41.1% in the same period last year, an improvement of 120 basis points.

Year-to-date selling, general and administrative expenses were $367.6 million, or 31.9% of sales, compared to $342.4 million, or 32.4% of sales, in the same period of fiscal 2012.

Operating income for the first nine months of fiscal 2013 increased 29% to $98.5 million, or 8.5% of sales, compared to $76.5 million, or 7.2% of sales, for the same period in fiscal 2012.

Balance Sheet and Share Repurchase Programs

As of the end of the third quarter, the Company remained in strong financial condition with $120.8 million of cash and cash equivalents. Inventory totaled $417.5 million, up 13.5% versus the end of last year’s third quarter. The planned increase was primarily due to additional inventory for the Company’s new e-Commerce business and slightly larger purchases of merchandise in select categories, including seasonal goods, to support higher sales. Capital expenditures for the first nine months totaled $57.7 million and were primarily used for new store openings, existing store fixtures and improvements, and infrastructure and technology development, including the Company’s new e-Commerce platform and point-of-sale system.

The Company reported today it has effectively completed its $100 million share repurchase program, which was announced on October 14, 2011. As of December 12, 2012, the Company had repurchased a total of 5,805,250 shares of its common stock under this share repurchase program at a weighted average cost of $17.17 per share for a total cost of approximately $99.7 million. During the third quarter ended November 24, 2012, the Company repurchased a total of 546,835 shares of its common stock at a weighted average cost of $19.14 per share for a total cost of approximately $10.5 million. Under this share repurchase program, the Company repurchased approximately 5.3% of its common stock outstanding.

The Company today announced its Board of Directors has authorized a new $100 million share repurchase program. The new share repurchase program is effective immediately and authorizes the repurchase of up to $100 million of the Company’s common stock in open market or private transactions. The timing of the repurchases will depend on several factors, including prevailing market conditions and prices.

Declaration of Quarterly Cash Dividend

The Company today announced that its Board of Directors declared a $0.05 per share quarterly cash dividend on the Company’s outstanding shares of common stock, reflecting a 25% increase from the previous quarterly cash dividend. The $0.05 quarterly cash dividend will be paid on January 30, 2013 to shareholders of record on January 16, 2013. As of December 13, 2012, approximately 106.0 million shares of the Company’s common stock were outstanding.

Financial Guidance

The Company’s fiscal 2013 fourth quarter and fiscal year will include 14 weeks and 53 weeks, respectively, of operating results. The Company provided the following financial guidance for the fiscal 2013 fourth quarter on a 13-week basis:

  Comparable store sales growth in the mid single-digit range
  Earnings per share (GAAP) in the range of $0.55 to $0.59, utilizing an effective tax rate of 38.5%
  Earnings per share (non-GAAP) in the range of $0.57 to $0.61, utilizing an annual effective tax rate of 35.6%

The Company provided the following updated financial guidance for full fiscal year 2013 on a 52-week basis:

  Comparable store sales growth in the mid single-digit range
  Earnings per share, on both a GAAP and non-GAAP basis, in the range of $1.17 to $1.21
  Capital expenditures of approximately $70 to $75 million

The 14th and 53rd week is expected to contribute approximately $25 million to total sales and approximately $0.02 to earnings per share.

Third Quarter Results Conference Call

The Company will host a conference call to discuss fiscal 2013 third quarter financial results at 10:00 a.m. Central Time today. The call can be accessed through the Investor Relations page of the Company’s website at www.pier1.com or by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 59879356.

A replay will be available beginning at approximately 12:00 p.m. Central Time for a 24-hour period and can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 59879356.

Financial Disclosure Advisory

This release references non-GAAP information for the three and nine months ended November 24, 2012 as shown in the table below.

	Three Months Ended	Nine Months Ended
	November 24, 2012	November 24, 2012
	($ in millions, except per share amounts)

Net Income (GAAP)	$23.7	$67.7
Add back: Income Tax Provision (GAAP)	14.8	33.6
Income Before Income Taxes (GAAP)	38.5	101.3
Interest Expense Adjustment Related to Uncertain Tax Positions	-	(2.8)
Adjusted Income Before Income Taxes (non-GAAP)	38.5	98.5
Less: Adjusted Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	13.7	35.1
Estimated Impact of Hurricane Sandy, net of tax	2.3	2.3
Adjusted Net Income (non-GAAP)	$27.1	$65.7

Earnings per Share (GAAP)	$0.22	$0.62
Interest Expense Adjustment Related to Uncertain Tax Positions, net of tax	-	(0.02)
Difference of Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	0.01	(0.02)
Estimated Impact of Hurricane Sandy, net of tax	0.02	0.02
Adjusted Earnings per Share (non-GAAP)	$0.25	$0.60

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare the Company’s earnings per share results in a more consistent manner for the three and nine months ended November 24, 2012. The non-GAAP measures should be considered supplemental and not a substitute for the Company’s net income and earnings per share results that will be recorded in accordance with GAAP for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	November 24,	% of	November 26,	% of
	2012	Sales	2011	Sales

Net sales	$424,527	100.0%	$382,699	100.0%

Cost of sales	238,268	56.1%	217,209	56.8%

Gross Profit	186,259	43.9%	165,490	43.2%

Selling, general and administrative expenses	139,244	32.8%	127,514	33.3%
Depreciation and amortization	8,192	2.0%	5,104	1.3%

Operating income	38,823	9.1%	32,872	8.6%

Nonoperating (income) and expenses:
Interest and investment income and other	(298)		(3,238)
Interest expense	664		739
	366	0.0%	(2,499)	-0.6%

Income before income taxes	38,457	9.1%	35,371	9.2%
Income tax provision	14,772	3.5%	12,383	3.2%

Net income	$23,685	5.6%	$22,988	6.0%

Earnings per share:
Basic	$0.22		$0.21

Diluted	$0.22		$0.21

Dividends declared per share:	$0.04		$0.00

Average shares outstanding during period:
Basic	105,419		108,713

Diluted	107,308		110,306

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Nine Months Ended
	November 24,	% of	November 26,	% of
	2012	Sales	2011	Sales

Net sales	$1,153,260	100.0%	$1,056,854	100.0%

Cost of sales	665,179	57.7%	622,775	58.9%

Gross Profit	488,081	42.3%	434,079	41.1%

Selling, general and administrative expenses	367,596	31.9%	342,416	32.4%
Depreciation and amortization	21,936	1.9%	15,171	1.5%

Operating income	98,549	8.5%	76,492	7.2%

Nonoperating (income) and expenses:
Interest and investment income and other	(2,169)		(8,441)
Interest (income) expense	(629)		2,279
	(2,798)	-0.3%	(6,162)	-0.6%

Income before income taxes	101,347	8.8%	82,654	7.8%
Income tax provision	33,607	2.9%	28,929	2.7%

Net income	$67,740	5.9%	$53,725	5.1%

Earnings per share:
Basic	$0.64		$0.47

Diluted	$0.62		$0.47

Dividends declared per share:	$0.12		$0.00

Average shares outstanding during period:
Basic	106,601		113,767

Diluted	108,502		115,490

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	November 24,	February 25,	November 26,
	2012	2012	2011
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $97,064, $248,624 and $136,765, respectively	$120,788	$287,868	$179,296
Accounts receivable, net	34,979	16,282	26,561
Inventories	417,547	322,482	367,876
Prepaid expenses and other current assets	25,417	23,682	21,659
Total current assets	598,731	650,314	595,392

Properties, net	136,736	103,640	87,029
Other noncurrent assets	71,963	69,409	30,405
	$807,430	$823,363	$712,826

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$73,923	$63,827	$68,437
Gift cards and other deferred revenue	47,800	53,123	58,369
Accrued income taxes payable	16,689	16,759	11,731
Other accrued liabilities	114,628	111,679	115,342
Total current liabilities	253,040	245,388	253,879

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	60,440	74,832	70,666

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125	125
Paid-in capital	231,234	231,919	230,524
Retained earnings	517,732	462,751	347,538
Cumulative other comprehensive loss	(3,214)	(4,473)	(2,174)
Less -- 18,861,000, 15,512,000 and 15,574,000 common shares in treasury, at cost, respectively	(261,427)	(196,679)	(197,232)
	484,450	493,643	378,781
	$807,430	$823,363	$712,826

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 24,	November 26,
	2012	2011

Cash flow from operating activities:
Net income	$67,740	$53,725
Adjustments to reconcile to net cash (used in) provided by
operating activities:
Depreciation and amortization	27,537	23,078
Stock-based compensation expense	9,141	4,780
Deferred compensation	4,767	4,342
Amortization of credit card deferred revenue	(2,914)	(15,625)
Amortization of deferred gains	(3,284)	(9,794)
Change in reserve for uncertain tax positions	(7,266)	152
Other	(1,495)	(99)
Changes in cash from:
Inventories	(95,065)	(56,106)
Proprietary credit card receivables	(7,653)	(1,646)
Prepaid expenses and other assets	(16,424)	(15,031)
Accounts payable and accrued expenses	8,401	12,668
Accrued income taxes payable, net of payments	(3,716)	11,499
Net cash (used in) provided by operating activities	(20,231)	11,943

Cash flow from investing activities:
Capital expenditures	(57,741)	(40,359)
Proceeds from disposition of properties	165	1,341
Proceeds from sale of restricted investments	1,238	423
Purchase of restricted investments	(3,178)	(1,240)
Net cash used in investing activities	(59,516)	(39,835)

Cash flow from financing activities:
Cash dividends	(12,759)	-
Purchases of treasury stock	(89,747)	(100,000)
Proceeds from stock options exercised, stock purchase plan and other, net	15,173	8,814
Debt issuance costs	-	(3,097)
Net cash used in financing activities	(87,333)	(94,283)

Change in cash and cash equivalents	(167,080)	(122,175)

Cash and cash equivalents at beginning of period	287,868	301,471
Cash and cash equivalents at end of period	$120,788	$179,296

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400